EXHIBIT 23.2 - CONSENT OF COOPERS & LYBRAND






                         INDEPENDENT AUDITORS' CONSENT


To the Stockholders and Board of Directors of The Gillette Company:

    We consent to the incorporation in the Quarterly Report of The
Gillette Company to the Securities and Exchange Commission for the period ended 30 June 1994 on Form 10-Q, and to the incorporation in the registration statement of The Gillette Company, relating to the registration of 3,317,440 shares of the Common Stock of The Gillette Company in connection with its Employee Stock Ownership Plan, of our report dated 12 May 1993 on our audit of the consolidated financial statements of Parker Pen Holdings Limited, as of 28 February 1993, and for the year ended 28 February 1993.






Coopers & Lybrand
Maidstone, England
3 August 1994